Exhibit 99.3

Press release dated October 24, 2007

BlastGard International’s New CEO

Announces 10%-20% Cost Cutting Initiative

CLEARWATER FL — October 24, 2007 — BlastGard International, Inc. (OTCBB: BLGA), a leading provider of proprietary blast mitigation materials, today announced that Andrew McKinnon, our new Chief Executive Officer is wasting little time in reducing expenses by 10-20% effective immediately. Andrew McKinnon stated “These cost cutting measures are directed at areas of operation that have no affect on our sales and marketing initiatives. Our focus from this point forward is to create revenue and bottom line value for our shareholders. I believe that we have the best product offering in the Blast Protection Industry and we intend to establish ourselves as a dominant force in the industry. An action plan for these cost cutting measures will be addressed in more detail over the next few weeks but we have already commenced the process.”

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400